SP FUNDS TRUST 485BPOS

Exhibit 99.(g)(2)

FIRST AMENDMENT TO THE ETF

CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block (the “Effective Date”), to the ETF Custody Agreement (the “Agreement”) dated as of November 20, 2023, is entered into by and between SP FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to: Add the following fund:

●	SP Funds S&P World (ex-US) ETF

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

SP FUNDS TRUST		U.S. BANK NATIONAL ASSOCIATION

By:		By:

Name:	Irfan Chaudhry	Name:	Gregory Farley

Title:	President and CEO	Title:	Sr. Vice President

Date:	Dec 12, 2023	Date:	December 12, 2023

Exhibit A to the
ETF Custody Agreement

Separate Series of SP Funds Trust

Name of Series

SP Funds S&P Global Technology ETF

SP Funds S&P World (ex-US) ETF

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